SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

SOUTHWEST GAS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN

ICAHN PARTNERS LP

ICAHN PARTNERS MASTER FUND LP

ICAHN ONSHORE LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

On October 5, 2021, Carl C. Icahn and affiliated entities issued a press release relating to Southwest Gas Holdings, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS, INC. FOR USE AT ITS 2022 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED IN THIS SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN SOUTHWEST GAS HOLDINGS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF SOUTHWEST GAS HOLDINGS, INC. AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) from stockholders of Southwest Gas Holdings, Inc. (the “Issuer”) include the following: Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn, a citizen of the United States of America. The principal business address of Mr. Icahn and each of the foregoing entities is c/o Icahn Enterprises L.P., 16690 Collins Ave., PH-1, Sunny Isles Beach, FL 33160.

Icahn Partners and Icahn Master (collectively, the “Direct Beneficial Owners”) are entities controlled indirectly by Carl C. Icahn. Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of Icahn Master. Icahn Capital is the general partner of each of Icahn Onshore and Icahn Offshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Direct Beneficial Owners. In addition, Mr. Icahn is the indirect holder of approximately 90.2% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (NASDAQ: IEP) (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

The Direct Beneficial Owners are deemed to beneficially own, in the aggregate, 2,898,676 shares of common stock, $1.00 par value (the “Shares”), issued by the Issuer (including Shares underlying forward contracts), representing approximately 4.91% of the Issuer’s outstanding Shares (based upon the 59,093,403 Shares stated to be outstanding as of July 30, 2021 by the Issuer in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Securities and Exchange Commission on August 5, 2021). Of such Shares, 1,269,350 Shares were purchased by the Direct Beneficial Owners for an aggregate purchase price of approximately $90.2 million. The remaining

1,629,326 Shares may be deemed beneficially owned by the Direct Beneficial Owners as a result of the Direct Beneficial Owners having entered into forward contracts with respect to such number of Shares at a forward price of $63 per share, for an aggregate forward price of approximately $102.6 million, plus a financing charge. The forward price is subject to adjustment to account for any dividends or other distributions declared by the Issuer. In addition, the Direct Beneficial Owners paid the counterparty to the forward contracts an aggregate amount of approximately $12.7 million upon entering into the contracts. The forward contracts provide for physical settlement, with the Direct Beneficial Owners retaining the right to elect cash settlement. The forward contracts do not give the Direct Beneficial Owners direct or indirect voting, investment or dispositive control over the Shares to which the contracts relate. The forward contracts expire on August 10, 2023. In addition, the Direct Beneficial Owners may from time to time enter into one or more cash-settled equity swaps with broker-dealers or other financial institutions and counterparties with respect to the Shares, with reference prices and maturity dates that vary depending upon the terms of each such cash-settled swap. After giving effect to such transactions, the Direct Beneficial Owners may be deemed to have either increased or decreased economic exposure to the securities of the Issuer. The Direct Beneficial Owners do not have voting power or dispositive power with respect to the Shares referenced in such cash settled swaps and disclaim beneficial ownership of the Shares to which such swaps relate.

Icahn Partners has sole voting power and sole dispositive power with regard to 1,694,184 Shares (including Shares underlying forward contracts). Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 1,204,492 Shares (including Shares underlying forward contracts). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

In addition, the Participants may also include Brett Icahn, Andrew Teno and Jesse Lynn, each of whom is employed, and therefore compensated, by Icahn Enterprises or its affiliates. These individuals do not beneficially own any Shares. From time to time, these individuals have served on boards of directors of entities in which Icahn Enterprises or its affiliates have an interest. In such situations where Icahn Enterprises does not control such entities, these individuals receive customary director compensation from such entities (which may include cash fees, equity awards, reimbursement of travel expenses, indemnification and the like). Pursuant to the limited partnership agreement of Icahn Enterprises (filed as Exhibit 3.1 to Icahn Enterprises’ Form 10-Q for the quarterly period ended June 30, 2016, filed with the Securities and Exchange Commission on August 4, 2016), these individuals are entitled to indemnification for certain losses and expenses incurred in connection with proxy contests and service as directors on boards of directors of companies in which Icahn Enterprises or its affiliates have an interest (including the proxy contest relating to the 2022 Annual Meeting of the Issuer’s stockholders and any service as a director on the Issuer’s board of directors). Messrs. Icahn and Teno are party to employment agreements with Icahn Enterprises or its affiliates pursuant to which, under certain circumstances, they will be eligible to receive certain profit sharing payments relating to net investment gains over a specified hurdle for certain investments held by affiliates of Icahn Capital (which such investments include the Shares). These individuals will not otherwise receive any special compensation in connection with the solicitation of proxies from stockholders of the Issuer.

Exhibit 1

Contact:

Icahn Capital LP

Susan Gordon

(305) 422-4109

Carl C. Icahn Issues Open Letter to

Board of Directors of Southwest Gas

Sunny Isles Beach, Florida, October 5, 2021 — Today, Carl C. Icahn released the following open letter to the board of directors of Southwest Gas Holdings, Inc. (NYSE: SWX).

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

October 4, 2021

Southwest Gas Holdings, Inc.

8360 S. Durango Drive

Las Vegas, NV 89113

Attention: Board of Directors

Ladies and Gentlemen:

During the past few years, management of SWX has made a number of egregious errors at the expense of shareholders. However, the purchase of Questar you are currently being rumored to make at the price you are willing to pay will make all past errors pale in comparison. The purchase will result in serious diminution of shareholder value.

It also appears that other shareholders agree with our assessment, given the 7.5% price decline this morning – an amazing and unusual decline for a regulated utility.

We tried to reach you last night and today but to no avail. We ask you to immediately tell shareholders if the Reuters report is factual.

As a large shareholder, we are extremely disappointed with management’s performance over the past few years. The following is a summary of why:

Industry Oddity

SWX has pursued a strategy of acquiring non-regulated assets while other utilities have sold non-core assets to focus primarily on regulated utility operations, suggesting to us that the Board has not provided the proper oversight with respect to strategic M&A. The rumored acquisition of the Questar Pipeline is yet another dramatic example of this oversight failure. While this deal would be for a regulated asset, it appears that you are inexplicably paying 2x rate base while your own company trades at 1x (after adjusting for the value of the services division). But even if you were not overpaying, this is no time for management with the many problems you have (including with regulators) to embark on a major new investment especially when you have shown an inability to manage and control what you already own.

Debilitated Relationship with Regulators

Inappropriate expenses and disregard for Nevada regulators have led to disallowed expenses, denied trackers in multiple states and impaired relationships over a multi-year time period. The Nevada PUC staff says it best:

2018 Rate Case 10/3/18

“My primary concern is that Nevada ratepayers should not be asked to pay for the cost of a District Manager to live in a million dollar home”

“Staff also found expenditures associated with bartender costs, a golf course membership”

“Staff believes SWG needs to investigate its project oversight and project controls and improve those measures substantially before it files its next GRC”

2019 CDMI 09/25/19	“Staff highlights the difficulty in reviewing project costs in SWG’s most recent GRC and states that it is concerned that it will observe the same lack of project financial oversight in the CDMI projects”

2020 Rate Case 07/24/20

“Costs run a broad spectrum with examples of some of the most concerning costs/expenses being requested for recovery from ratepayers outlined below:

•  SWG Board of Director having a manicure and pedicure and billing ratepayers

•  SWG Senior Executives incurring a dinner tab in excess of $4,700

•  SWG Senior Executive and Board Member attending a Golden Knight hockey game and charging food & beverage as ratepayer expenses

•  SWG Senior Executive taking spouse to BOD meetings and then billing ratepayers for the cost of that travel as part of their expense reimbursement”

“Staff believes SWG needs to change its culture to be a better steward of ratepayer money, which begins by holding SWG’s Senior Executives accountable for the including of such invoices, costs and expenditures without thorough and proper vetting”

Runaway Expenses

G&A increased materially beginning in 2016. Some expense increases are likely warranted but how many million-dollar homes, manicures, golf course memberships and boozy dinners are hidden in G&A? In any case, the damage already inflicted by the broken trust with regulators is immeasurable. Loss of trust with regulators is extremely damaging to both shareholders and ratepayers.

Depressed Utility ROE:

A strained relationship with regulators and increasing G&A have led to a depressed 7.1% ROE. This is materially lower than both its 9.4% allowed ROE and the average 9.2% ROE achieved by utility peers in AZ and NV.

Weakened Credit Profile

The combination of M&A and a depressed ROE have led to a deteriorating credit profile.

Moody’s 01/29/21	“The utility’s CFO pre-W/C to debt ratio has fallen from 20% in 2017 to below 15% in both 2019 and 2020, and we do not expect it to recover materially in coming years”

Fitch 06/29/21	“SWX’s Negative Outlook reflects the increased business risk due to a large unregulated transaction and higher projected consolidated leverage following completion of the transaction”

S&P 08/27/21

“The downgrade in part reflects the additional leverage SWX took on to fund the transaction”

“The downgrade also reflects the increase in the company’s business risk given the disproportionate expansion in SWX’s higher-risk, nonutility construction operations”

Laggard Shareholder Returns

SWX significantly underperformed its regulated gas utility peers since April 2015:

The underperformance is even worse considering the recent performance of peer utility services companies (Quanta and MYR Group).

Even when using the chart in the company’s own investor presentation, SWX materially underperformed peers.

Increasing Compensation While Underperforming

Named Executive Officer compensation increased 25% in 2019 and 27% in 2020 while the company underperformed the S&P Utilities Index by 24% and 18% respectively.

Poor Governance

Seven of the nine “Independent” Directors have served on the Board for an average of 13 years (going on 14). The Chairman has served as a Director for almost 20 years. Stagnant boards often fail to implement changes, ask tough questions, and hold management accountable.

Value Creation Opportunity

For all the above reasons, we believe a significant opportunity exists for both ratepayers and shareholders by improving management accountability.

Currently SWX trades at ~$63 per share. We could see a reasonable path to ~75% value appreciation. We could further argue for more upside given SWX’s industry leading customer growth and a modernized pipeline system (e.g. largely plastic) that is well-suited for the transition to hydrogen.

The services business alone could be worth $36 per share considering the two most comparable peers trade at an average EV / 2022 EBITDA of 10.8x.

The status quo regulated utility (which we believe can be materially improved) could be worth $53 per share as relevant comps trade at 17.5x 2021 P/E.

With respect to potential incremental improvements, we assume that improving the cost structure and repairing regulatory relationships would allow the ROE to increase to allowed levels and could be worth $15 per share. Furthermore, we think a repaired working relationship with regulators would allow for the COYL/VSP/CDMI projects to be correctly included in the rate base, which could be worth another $8 per share.

Given the combination of these opportunities, we believe shareholders could realize ~75% appreciation in value per share.

We urge you to reach out to us as soon as possible to discuss this letter. You may reach me through my assistant, Susan Gordon, at (305) 422-4109 or sgordon@sfire.com.

Sincerely yours,

Carl C. Icahn

Additional Information and Where to Find It;

Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS, INC (“SOUTHWEST GAS”). USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF SOUTHWEST GAS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SOUTHWEST GAS AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2021. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN SOUTHWEST GAS.

THE SOLICITATION DISCUSSED HEREIN RELATES TO THE SOLICITATION OF PROXIES FOR USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SOUTHWEST GAS SECURITIES AND CERTAIN ACTIONS THAT SOUTHWEST GAS’ BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SOUTHWEST GAS’ PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF SOUTHWEST GAS SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SOUTHWEST GAS WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Southwest Gas’ public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.